EXHIBIT 4(ii)

SECTION 10(A) PROSPECTUS OF

WWA Group, Inc.

April 26, 2006: This document constitutes part of a prospectus covering securities of WWA Group, Inc., a Nevada corporation (“Company”), that have been registered with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933. This document, a Section 10(a) Prospectus, contains and constitutes four sections. The first and second sections “General Plan Information” and “Registrant Information and Employee Plan Annual Information” are found in this Prospectus. The Company’s latest Form 10KSB for the fiscal year ended December 31, 2005, which is incorporated herein by this reference, comprises the third section of this Prospectus, with which offerees are being constructively provided. The fourth section of this Prospectus contains a Stock Option Agreement and Notice of Exercise, which are provided to offerees of stock options, to be completed and submitted within the time permitted, in conjunction with the tender of the appropriate consideration, by those who wish to exercise their options.

Item 1. General Plan Information

The Company’s board of directors (the “Board”) has adopted a benefit plan for its employees and others entitled “The 2006 Benefit Plan of WWA Group, Inc.” (the “Plan”). Pursuant to the Plan, the Board can authorize the issuance of stock or options to purchase stock up to an aggregate of two million five hundred thousand (2,500,000) shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), over a maximum of a five year period, although the Board may shorten this period.

The Board adopted the Plan on April 26, 2006. The Plan is intended to aid the Company in maintaining and continuing its development of a quality management team, in attracting qualified employees, consultants, and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders. The term each Board member serves is therefore one year. If an annual meeting is not held the member shall serve until the next submission of matters to a vote of Company’s shareholders.

As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan (hereinafter the Board or its duly authorized committee shall be referred to as “Plan Administrators”). As no committee has been authorized by the Board, the current Board members are the Plan Administrators. This group is currently comprised of Eric Montandon, Digamber Naswa, Yogesh Saxena, Keith Lupton, and Young Yong Wee Huat. The address of the Board is c/o WWA Group, Inc., 2465 West 12th Street, Suite 2, Tempe, Arizona, 85281. The telephone number of the Board is (480) 505-0070.

In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the remaining Board does not fill the vacancy, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of a majority of the issued and outstanding shares with or without cause. Plan Administrators who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members. The Plan Administrators shall interpret the Plan (which interpretation is binding on the participants absent demonstrable error), determine which employees or others shall receive shares or options, decide the number of shares or options and establish any other terms for the shares or options not already established in the Company’s Plan. Information concerning changes in the Plan will be provided in the future either in the Company’s proxy statements, annual or other reports, or in amendments to this document.

Securities to be Offered

Shares and options providing for the issuance or purchase of shares equaling a maximum of two million five hundred thousand (2,500,000) shares of Common Stock may be granted under the Plan. All options under the Plan are “non-qualified” stock options. The number of shares of Common Stock issuable under the Plan is subject to adjustment in the event of changes in the outstanding shares of Common Stock resulting from stock dividends, stock splits, or recapitalizations.

Employees Who May Participate in the Plan

The Board shall determine which of the Company’s employees are eligible to receive shares or options under the Plan. The term “Employee” includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

The Plan Administrators shall determine which employees shall receive shares or options. The Plan is not subject to ERISA and the securities are being issued by the Company and not purchased on the open market or otherwise.

Options granted under the Plan shall be exercisable as determined by the Plan Administrators. If an option granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for grant under the Plan.

The exercise price payable to the Company for Option Shares shall be as set forth from time to time by the Plan Administrators. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

The shares of Common Stock subject to the Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. Options and all other interests under the plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

Amendments and Termination

The Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in the Plan or the date on which an option for the two million five hundred thousandth share is either granted under the Plan or on which the two million five hundred thousandth share is de-registered on a post-effective amendment on Form S-8 filed with the Commission. No options may be granted under the terms of the Plan after it has been terminated. The Board may alter or amend the Plan only once during any six month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of a holder of a previously issued option without the consent of that holder.

Resale of Common Stock

Shares of Common Stock issued or purchased on exercise of options granted under the Plan will have been initially registered pursuant to a Form S-8 Registration Statement filed by the Company. Subsequently, shares obtained pursuant to the Plan may be eligible for immediate resale depending on whether an exemption from registration is available or whether the shares are in fact registered. The Company makes no statement as to subsequent sale-ability of specific shares obtained pursuant to the Plan and urges any persons seeking to sell shares so obtained to seek counsel from independent attorneys.

As may be applicable for subsequent resale of shares obtained from the Plan, the Board believes that the Company has filed all reports and other materials required to be filed during the preceding twelve months under the Securities Exchange Act of 1934 as of April 26, 2006.

Tax Effects of Plan Participation & Non-statutory Options

The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants’ financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

Under the current provisions of the Code, if shares of Common Stock are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), (i) the option holder (“Holder”) will not recognize income at the time of the grant of the option; (ii) on exercise of the option the Holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price; (iii) upon the sale of the shares of Common Stock the Holder will recognize a short term or long term capital gain, or loss, as may be, in an amount equal to the difference between the amount he or she receives from the sale of those shares and the Holder’s tax basis in the shares (as described below); and (iv) the Company will be entitled to expense as compensation the amount of ordinary income that the holder recognized, as set forth in Clause (ii) above.

If the Holder pays the exercise price entirely in cash, the tax basis of the shares of Common Stock will be equal to the amount of the exercise price paid plus the ordinary income recognized by the Holder from exercising the options. This basis should equal the fair market value of the shares of Common Stock acquired on the date of exercise. The holding period will begin on the day after the tax basis of the shares is determined.

The ordinary income received by the Holder on exercise of the option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other trust fund payments will be due with respect to the exercise of the options. The Company will initially pay the Optionee’s liability and will be reimbursed by Optionee no later than six months after such liability arises.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will provide to any Employee upon request a copy, without charge, of the Company’s periodic reports filed with the Commission, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide any Employee upon written or oral request a copy, without charge, of any other documents incorporated by reference in Item 3 of Part II of the Form S-8 Registration Statement. These documents are also incorporated by reference into the Section 10(a) prospectus, of which this document is a part. Requests for such information should be directed to: WWA Group, Inc., 2465 West 12th Street, Suite 2, Tempe, Arizona, 85281.

Signature                                                           Title                                              Date

/s/ Eric Montandon                                             Director                                       April 26, 2006

Eric Montandon

/s/ Digamber Naswa                                           Director                                       April 26, 2006

Digamber Naswa

/s/ Yogesh Saxena                                              Director                                       April 26, 2006

Yogesh Saxena

/s/ Keith Lupton                                                  Director                                      April 26, 2006

Keith Lupton

/s/ Young Yong Wee Haut                                   Director                                     April 26, 2006

Young Yong Wee Huat